Exhibit 99.1

NTL completes offering of $550 million in senior notes

London, England, 25 July 2006. NTL Incorporated (NASDAQ: NTLI) today announced the completion of its offering of $550 million of 9⅛% U.S dollar denominated ten year notes issued by NTL’s subsidiary, NTL Cable PLC. The notes rank pari passu with NTL Cable’s outstanding dollar, sterling and euro notes due 2014.

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For further information contact:

ntl Incorporated:

Vani Bassi, Tel: +44 20 7299 5353 / vani.bassi@ntl.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the merger with Telewest and acquisition of Virgin Mobile; (2) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and acquisition of Virgin Mobile; (3) the ability to achieve business plans for the combined ntl: Telewest group; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL’s indebtedness agreements; (8) the ability to control customer churn; (9) the ability to compete with a range of other communications and content providers; (10) the effect of technological changes on NTL’s businesses; (11) the functionality or market acceptance of new products that NTL may introduce; (12) possible losses in revenues due to systems failures; (13) the ability to maintain and upgrade NTL’s networks in a cost-effective and timely manner; (14) the reliance on single-source suppliers for some equipment and software; (15) the ability to provide attractive programming at a reasonable cost; and (16) the extent to which NTL’s future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in NTL’s Form 10-K and NTL Holdings Inc’s. Form 10-K that were filed with the SEC on February 28, 2006 and March 1, 2006 respectively. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.